Exhibit 99.1


                      DRS Technologies Reports Record Third
                                Quarter Results

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Feb. 9, 2006--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the third quarter and nine-month period of fiscal 2006 ended December 31, 2005.
    "DRS reported a strong third quarter, with higher revenues, operating income, earnings and diluted earnings per share than the same quarter in the prior year," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "Funded backlog at the end of the quarter was 25 percent higher than at the same time last year, providing continuing momentum toward a strong close for the fiscal year."

    Fiscal 2006 Third Quarter Results

    Fiscal 2006 third quarter revenues were $389.5 million, 15 percent higher than revenues of $338.2 million for last year's third quarter. Organic revenue growth accounted for approximately 6.0 percent of the increase, with the balance of revenue growth attributable to the benefit of a full three months of sales from an acquisition completed in the third quarter of fiscal 2005, and the addition of sales from acquisitions completed in the first quarter of fiscal 2006.
    Operating income of $44.8 million was 14 percent above the $39.2 million reported for the third quarter of fiscal 2005 and as a percentage of sales was 11.5 percent. Record operating income for the third quarter of fiscal 2006 was attributable to higher sales volume and the strong performance of the company's operating segments.
    Net earnings before interest, taxes, depreciation and amortization (EBITDA) were $55.0 million for the fiscal 2006 three-month period, 14 percent higher than EBITDA from continuing operations of $48.1 million reported for the third quarter a year earlier. Fiscal 2006 third quarter EBITDA as a percentage of sales was 14.1 percent.
    Net earnings for the third quarter of fiscal 2006 were up 17 percent to $19.7 million, or $0.69 per diluted share, on weighted average diluted shares outstanding of 28.7 million. For the third quarter last year, earnings from continuing operations were $16.8 million, or $0.60 per diluted share, on 28.0 million weighted average diluted shares outstanding.
    Free cash flow (net cash provided by operating activities of continuing operations less capital expenditures) was $14.4 million for the third quarter, compared with $25.6 million for the same quarter of fiscal 2005. Fiscal 2006 third quarter free cash flow reflected the impact of higher tax payments and higher interest expense as a result of the company's fiscal 2005 $200 million debt offering of 6-7/8 percent senior subordinated notes due 2013. Capital expenditures were $10.1 million and net cash provided by operating activities of continuing operations was $24.5 million. The company reiterated that it expects to generate free cash flow of $40 million to $50 million for fiscal 2006.
    "On January 31, we completed the acquisition of Engineered Support Systems, Inc. (ESSI) for $43.00 per share in cash and stock. Simultaneously, DRS moved from the Standard & Poor's Small-Cap 600 Index to the Standard & Poor's Mid-Cap 400 Index," said Mr. Newman. "The addition of Engineered Support Systems to DRS has created a strong, diverse company with a significant business base of products, systems and services focused on military force sustainment, technical and logistics support, integrated military electronics and field support equipment with broad access to a variety of government funding accounts, including operations and maintenance (O&M) and procurement. The combination of the two companies firmly establishes DRS Technologies as a leading total solutions provider of defense products and services with approximately $2.9 billion in annual revenues expected for fiscal 2007. This acquisition strengthens our strategic position, deepens our program participation and expands customer relationships with all of the military services, while providing new opportunities for growth in intelligence and homeland security markets."
    DRS financed the cash portion of the acquisition by utilizing existing excess cash on hand, bank borrowings and $900 million of new debt securities, including $350 million aggregate principal amount of
6.625 percent senior notes due 2016, $250 million aggregate principal amount of 7.625 percent senior subordinated notes due 2018 and $300 million aggregate principal amount of 2 percent convertible senior notes due 2026.

    New Contract Awards and Backlog

    DRS secured $304.2 million in new orders for products and services during the fiscal 2006 third quarter. Funded backlog at December 31, 2005 was $1.64 billion, 25 percent above both funded backlog of $1.31 billion at the same time last year and funded backlog recorded at March 31, 2005, the company's fiscal 2005 year-end.
    The company's C4I segment booked $142.4 million in new contracts during the third quarter of fiscal 2006, including:

    -- $46 million primarily to provide Naval power control and automation products, nuclear control products, and power generation, distribution and propulsion systems supporting U.S. Navy ships, carriers and submarines;

    -- $34 million to provide electronic manufacturing services, primarily associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems for installation on ships, submarines and aircraft, and cable and electronic assemblies for the U.S. Army's Bradley vehicles;

    -- $22 million to provide data collection and processing equipment, including receivers, tuners, signal processing systems and recorders supporting U.S. intelligence operations; and

    -- $21 million for battlefield digitization systems, the largest order associated with a multi-year, indefinite delivery/indefinite quantity (IDIQ) U.S. Army contract to produce rugged Applique Computer Systems for the Force XXI Battle Command, Brigade and Below (FBCB2) program.

    New contracts for DRS's Surveillance & Reconnaissance segment were $161.8 million for the third quarter and included:

    -- $58 million for ground-based thermal imaging systems, the largest orders associated with the U.S. Army's Improved
        Bradley Acquisition Subsystems (IBAS), and Horizontal
        Technology Integration (HTI) program, which incorporate Second Generation Forward Looking Infrared (FLIR) technology;

    -- $22 million to produce airborne thermal imaging systems and FLIR sensors, including support of the Mast Mounted Sight on the U.S. Army's OH-58D Kiowa Warrior helicopters and infrared countermeasures for aircraft;

    -- $18 million for weapons and sensor products utilizing uncooled infrared technology, the largest orders related to Driver
        Vision Enhancers for ground vehicles, and soldier night vision and thermal imaging products;

    -- $18 million for embedded test and diagnostic systems, the largest awards for Direct Support Electrical System Test Sets (DSESTS) for the U.S. Army's M1A1 and M1 A2 Abrams Battle Tanks and Chassis Modernization and Embedded Diagnostics
        (CMED) used on the Army's M2A3 Bradley Fighting Vehicles;

    -- $14 million for weapons, cable and test equipment manufacturing, air combat training, range support and control electronics, the largest order associated with the U.S. Air Force's P5 Combat Training System/Tactical Combat Training System (P5CTS/TCTS) program; and

    -- $10 million for advanced electro-optical technology programs, the largest awards related to infrared technology for remote sensing supporting advanced military and space surveillance applications.

    Balance Sheet Highlights

    At December 31, 2005, DRS had $259.7 million in cash and cash equivalents. The company prepaid $10.0 million of its term loan debt during the third quarter and $30.0 million during the first nine months of fiscal 2006.
    Total debt at December 31, 2005 was $697.4 million, compared with $730.3 million at March 31, 2005, the company's fiscal 2005 year-end, and net debt (total debt less cash) was $437.7 million at the end of the third quarter. Stockholders' equity increased to $738.0 million at the end of the third quarter of fiscal 2006 from $671.4 million at March 31, 2005.

    Third Quarter Segment Results

    DRS's C4I Group achieved a quarterly record in revenues and operating income for the three-month period ended December 31, 2005. Revenues of $202.9 million for the third quarter of fiscal 2006 were up 7 percent from $189.0 million in sales for the third quarter a year ago. The increase in revenues for the group was primarily attributable to sales from acquisitions completed during the first quarter, along with higher shipments of tactical computer systems, and Naval power and control products. The group reported operating income of $23.8 million and an 11.7 percent operating margin, compared with $23.1 million in operating income and a 12.2 percent operating margin for last year's third quarter. Bookings of $142.4 million during the three-month period contributed to a funded backlog of $629.9 million at December 31, 2005, up from $617.2 million posted at the close of fiscal 2005.
    DRS's Surveillance & Reconnaissance Group reported higher revenues, operating income, operating margin and backlog for the third quarter of fiscal 2006, compared with the previous year's results. Revenues of $186.6 million were up 25 percent from $149.2 million for same quarter in the previous year. Higher operating income of $21.0 million was a 30 percent increase over the $16.1 million in operating income reported for the same quarter a year earlier and reflected an
11.3 percent operating margin, compared with 10.8 percent for last year's third quarter. The increases in sales and profitability were due to increased shipments of ground vehicle sighting systems, training and control systems, and vehicle diagnostics equipment, as well as to the benefit of a full three months of operating results from an acquisition completed in the third quarter last year. New orders of $161.8 million in the third quarter contributed to a strong funded backlog of $1.01 billion at December 31, 2005, 45 percent higher than backlog at the end of last fiscal year.

    Fiscal 2006 Nine-Month Results

    For the first nine months of fiscal 2006, DRS posted record revenues of $1,089.9 million, 15 percent above revenues of $947.4 million for the same period last year. Higher revenues for the nine-month period were primarily attributable to the addition of sales from acquisitions completed toward the end of the third quarter last year and the first quarter of fiscal 2006, and to organic growth, especially in the company's tactical systems, power controls and uncooled ground vehicle thermal sighting systems product lines, as well as in manufacturing services related to Naval display workstations. Organic revenue growth accounted for approximately 6.8 percent of the increase in the nine-month period.
    Operating income was a nine-month record at $118.5 million, a 17 percent increase above the $101.6 million reported for the same period a year earlier. Nine-month operating income as a percentage of sales was 10.9 percent, compared with 10.7 percent a year ago. Record operating income during the first nine months of fiscal 2006 was primarily due to higher sales volume and improved operating margins on tactical computer systems, training and control systems, and ground vehicle diagnostic test systems.
    The company posted record EBITDA of $148.2 million for the nine-month period of the fiscal year, 14 percent higher than the $130.0 million reported for the same period last year. EBITDA as a percentage of sales was 13.6 percent for the fiscal 2006 nine-month period, compared with 13.7 percent for the same period a year earlier.
    Record net earnings for the nine months were up 26 percent to $52.7 million, or $1.84 per diluted share, on 28.6 million weighted average diluted shares outstanding(1). Earnings from continuing operations for the same nine-month period a year ago were $41.8 million, or $1.51 per diluted share, on 27.7 million weighted average diluted shares outstanding.
    Free cash flow for the first nine months of fiscal 2006 was approximately $33.1 million, compared with $60.6 million for the same period last year. The decrease in the nine-month period was due to the effect of negative free cash flow in the first quarter of fiscal 2006, which resulted from higher tax payments, a $7.5 million payment in connection with the settlement of litigation(2) and higher interest expense as a result of the company's fiscal 2005 $200 million debt offering of 6-7/8 percent senior subordinated notes due 2013. Net cash provided by operating activities of continuing operations was $59.4 million, and capital expenditures were $26.3 million.

    Fiscal 2006 Outlook

    DRS issued initial guidance for the fourth quarter of fiscal 2006, which included expected results for two months of operations from the ESSI acquisition, which closed on January 31, 2006. The company indicated it anticipates revenues of $600 million to $620 million for the fourth quarter ending March 31, 2006, of which $170 million to $180 million is estimated as sales from the ESSI acquisition. The company's combined fiscal 2006 fourth quarter sales expectations compare with $361.2 million for the last quarter of fiscal 2005. Diluted earnings per share of $0.72 to $0.75 on approximately 37.0 million weighted average diluted shares outstanding for the quarter ending March 31, 2006 are anticipated. This compares with $0.58 in diluted earnings per share from continuing operations on 28.1 million weighted average diluted shares outstanding for the last quarter a year earlier. Fiscal 2006 fourth quarter earnings expectations include an estimated $5 million in financing charges associated with the repayment of term debt in early January and the ESSI transaction.
    The company's adjusted guidance for fiscal 2006 also includes the impact from the acquisition of ESSI. In the new guidance, the company said it estimates revenues of $1.69 billion to $1.71 billion, approximately 30 percent higher than fiscal 2005 sales, and said it continues to target an operating margin that is better than 11.0 percent. The company's expectations for full-year diluted earnings per share of $2.55 to $2.60, based on weighted average diluted shares outstanding of approximately 31.0 million, represents an increase of approximately 23 percent over the $2.09 in diluted earnings per share from continuing operations in fiscal 2005 on 27.8 million weighted average diluted shares outstanding. The company reiterated its guidance for fiscal 2006 free cash flow to range between $40 million and $50 million.
    "With strong results for the nine months and a significant acquisition recently completed in the fourth quarter, we expect fiscal 2006 to be the company's best year ever," added Mr. Newman.
    DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.
    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the companies' future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for such companies' products and other risks or uncertainties detailed in such companies' Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    (1) Fiscal 2006 nine-month earnings and earnings per share reflect a favorable tax adjustment of $3.0 million and $0.10, respectively, in the second quarter, primarily due to the final resolution of an audit by taxing authorities of the results of certain of the Company's previous fiscal years.

    (2) On May 4, 2005, the Company entered into a settlement agreement with plaintiffs Miltope Corporation and IV Phoenix Group, Inc., pursuant to which the Company agreed to pay $7.5 million to the plaintiffs, and litigation involving the parties was resolved to their satisfaction, with the elimination of all outstanding claims. The Company recorded a $6.5 million charge during fiscal 2005 and a $1.0 million charge during fiscal 2004 related to the settlement. The settlement was paid during the first quarter of fiscal 2006.

    Note to Investors:

    DRS Technologies will host a conference call, which simultaneously will be broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Thursday, February 9, 2006 at 9:30 a.m. EST. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson Financial's institutional investor site at http://www.streetevents.com or individual investor center at http://www.earnings.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)


                                       Three Months Ended December 31,
                                       -------------------------------
                                                     2005(1)    2004
                                                     -------    ----
Revenues                                              $389.5  $338.2
Operating Income                                      $ 44.8  $ 39.2
Interest and Related Expenses                         $ 12.5  $  9.4
Earnings from Continuing Operations
 before Income Taxes                                  $ 34.0  $ 29.3
Income Tax Expense                                    $ 14.3  $ 12.5
Earnings from Continuing Operations                   $ 19.7  $ 16.8
Earnings from Discontinued Operations(2)              $    -  $  0.6
Net Earnings                                          $ 19.7  $ 17.5
Basic Earnings per Share from
 Continuing Operations                                $  .71  $  .62
Diluted Earnings per Share from
 Continuing Operations                                $  .69  $  .60
Weighted Average Number of Shares of
     Common Stock Outstanding:
         Basic                                          27.8    27.1
         Diluted                                        28.7    28.0

                                        Nine Months Ended December 31,
                                        ------------------------------
                                                      2005(1)   2004
                                                      -------   ----
Revenues                                            $1,089.9  $947.4
Operating Income                                    $  118.5  $101.6
Interest and Related Expenses                       $   37.0  $ 27.4
Earnings from Continuing Operations
 before Income Taxes                                $   85.7  $ 72.9
Income Tax Expense                                  $   33.0  $ 31.1
Earnings from Continuing Operations(3)              $   52.7  $ 41.8
Earnings from Discontinued Operations(2)            $      -  $  1.8
Net Earnings(3)                                     $   52.7  $ 43.6
Basic Earnings per Share from
 Continuing Operations(3)                           $   1.91  $ 1.55
Diluted Earnings per Share from
 Continuing Operations(3)                           $   1.84  $ 1.51
Weighted Average Number of Shares of
 Common Stock Outstanding:
         Basic                                          27.6    27.0
         Diluted                                        28.6    27.7


    (1) Fiscal 2006 third quarter and nine-month results include the operations of DRS Codem Systems, Inc. and WalkAbout Computers, Inc., as a result of acquisitions by the Company on April 15, 2005 and June 27, 2005, respectively.

    (2) Fiscal 2005 third quarter and nine-month results reflect earnings from discontinued operations from the Company's DRS Broadcast Technology and DRS Weather Systems units, which were sold on March 10, 2005.

    (3) Fiscal 2006 nine-month earnings and earnings per share reflect a favorable tax adjustment in the second quarter of $3.0 million and $0.10, respectively, primarily due to the final resolution of an audit by taxing authorities of the results of certain of the Company's previous fiscal years.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)


                                       Three Months Ended December 31,
                                       -------------------------------
                                                       2005(1)  2004
                                                       -------  ----
Reconciliation of Non-GAAP Financial Data:
     Earnings from Continuing Operations               $ 19.7 $ 16.8
     Income Taxes                                        14.3   12.5
     Interest Income                                     (2.3)  (0.3)
     Interest and Related Expenses                       12.5    9.4
     Amortization and Depreciation                       10.8    9.7
                                                       ------ ------
     EBITDA(3)                                         $ 55.0 $ 48.1
     Income Taxes                                       (14.3) (12.5)
     Interest Income                                      2.3    0.3
     Interest and Related Expenses                      (12.5)  (9.4)
     Deferred Income Taxes                                  -      -
     Changes in Assets and Liabilities, Net of
         Effects from Business Combinations
         and Divestitures                                (7.4)   2.8
     Other, Net                                           1.4    3.5
                                                       ------ ------
     Net Cash Provided by Operating
         Activities of Continuing Operations           $ 24.5 $ 32.8
     Capital Expenditures                               (10.1)  (7.2)
                                                       ------ ------
     Free Cash Flow(4)                                 $ 14.4 $ 25.6

                                        Nine Months Ended December 31,
                                        ------------------------------
                                                      2005(1)   2004
                                                      -------   ----
Reconciliation of Non-GAAP Financial Data:
     Earnings from Continuing Operations(2)           $ 52.7  $ 41.8
     Income Taxes                                       33.0    31.1
     Interest Income                                    (6.2)   (0.7)
     Interest and Related Expenses                      37.0    27.4
     Amortization and Depreciation                      31.7    30.4
                                                       ------ ------
     EBITDA(3)                                        $148.2  $130.0
     Income Taxes                                      (33.0)  (31.1)
     Interest Income                                     6.2     0.7
     Interest and Related Expenses                     (37.0)  (27.4)
     Deferred Income Taxes                              (0.5)   (0.4)
     Changes in Assets and Liabilities, Net of
         Effects from Business Combinations
         and Divestitures                              (29.5)    2.0
     Other, Net                                          5.0     7.5
                                                       ------ ------
     Net Cash Provided by Operating
         Activities of Continuing Operations          $ 59.4  $ 81.3
     Capital Expenditures                              (26.3)  (20.7)
                                                       ------ ------
     Free Cash Flow(4)                                $ 33.1  $ 60.6


    (1) Fiscal 2006 third quarter and nine-month results include the operations of DRS Codem Systems, Inc. and WalkAbout Computers, Inc., as a result of acquisitions by the Company on April 15, 2005 and June 27, 2005, respectively.

    (2) Fiscal 2006 nine-month earnings and earnings per share reflect a favorable tax adjustment in the second quarter of $3.0 million and $0.10, respectively, primarily due to the final resolution of an audit by taxing authorities of the results of certain of the Company's previous fiscal years.

    (3) The Company defines EBITDA as net earnings from continuing operations before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities of continuing operations. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities of continuing operations. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, earnings from continuing operations, net earnings or net cash flows provided by operating activities of continuing operations, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures, pay its income taxes and fund its discontinued operations. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, income taxes and the results of operations of discontinued operations. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

    (4) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities of continuing operations less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, making other strategic investments and funding discontinued operations. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.



                                 Three Months Ended  Nine Months Ended
                                     December 31,       December 31,
                                     ------------       ------------
                                  2005(1) 2004(2)     2005(1) 2004(2)
                                  ------- -------     ------- -------
Organic Growth Calculation:
    Total Revenues                 $389.5  $338.2   $1,089.9  $947.4
     Less Revenues from
      Acquisitions
        Owned Less Than One Year    (32.4)  (1.3)     (79.3)   (1.3)
                                   ------- ------   --------  ------
     Organic Revenues              $357.1  $336.9   $1,010.6  $946.1

     Organic Revenue Growth(3)       6.0%               6.8%


    (1) Fiscal 2006 third quarter and nine-month results include the operations of DRS Codem Systems, Inc. and WalkAbout Computers, Inc., as a result of acquisitions by the Company on April 15, 2005 and June 27, 2005, respectively.

    (2) Fiscal 2005 third quarter and nine-month results include the operations of Night Vision Equipment Co., Inc., as a result of its acquisition by the Company on December 14, 2004.

    (3) Certain investors consider organic revenue growth to be an important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.



                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
               THIRD QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                       Three Months Ended December 31,
                                       -------------------------------
                                                      2005      2004
                                                      ----      ----
Revenues
C4I Group(1)                                      $  202.9  $  189.0
Surveillance & Reconnaissance Group(2)               186.6     149.2
                                                  --------  --------
Consolidated                                      $  389.5  $  338.2
                                                  --------  --------
Operating Income
C4I Group(1)                                      $   23.8  $   23.1
Surveillance & Reconnaissance Group(2)                21.0      16.1
                                                  --------  --------
Consolidated                                      $   44.8  $   39.2
                                                  --------  --------
Operating Margin
C4I Group(1)                                          11.7%     12.2%
Surveillance & Reconnaissance Group(2)                11.3%     10.8%
Consolidated                                          11.5%     11.6%
                                                  --------  --------
Bookings
C4I Group(1)                                      $  142.4  $  185.1
Surveillance & Reconnaissance Group(2)               161.8     174.7
                                                  --------  --------
Consolidated                                      $  304.2  $  359.8
                                                  --------  --------
Backlog
C4I Group(1)                                      $  629.9  $  622.8
Surveillance & Reconnaissance Group(2)             1,014.8     688.3
                                                  --------  --------
Consolidated                                      $1,644.7  $1,311.1
                                                  --------  --------


    (1) Fiscal 2006 third quarter results include the operations of DRS Codem Systems, Inc. and WalkAbout Computers, Inc., as a result of acquisitions by the Company on April 15, 2005 and June 27, 2005, respectively.

    (2) Fiscal 2006 third quarter results include a full three months of operations from Night Vision Equipment Co., Inc., as a result of its acquisition by the Company on December 14, 2004.



                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                NINE-MONTH SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                        Nine Months Ended December 31,
                                        ------------------------------
                                                      2005      2004
                                                      ----      ----
Revenues
C4I Group(1)                                      $  587.8  $  515.7
Surveillance & Reconnaissance Group(2)               502.1     431.7
                                                  --------  --------
Consolidated                                      $1,089.9  $  947.4
                                                  --------  --------
Operating Income
C4I Group(1)                                      $   63.1  $   55.7
Surveillance & Reconnaissance Group(2)                57.8      45.9
Other                                                 (2.4)        -
                                                  --------  --------
Consolidated                                      $  118.5  $  101.6
                                                  --------  --------
Operating Margin
C4I Group(1)                                          10.7%     10.8%
Surveillance & Reconnaissance Group(2)                11.5%     10.6%
Consolidated                                          10.9%     10.7%
                                                  --------  --------
Bookings
C4I Group(1)                                      $  594.0  $  512.0
Surveillance & Reconnaissance Group(2)               828.6     526.8
                                                  --------  --------
Consolidated                                      $1,422.6  $1,038.8
                                                  --------  --------
Backlog
C4I Group(1)                                      $  629.9  $  622.8
Surveillance & Reconnaissance Group(2)             1,014.8     688.3
                                                  --------  --------
Consolidated                                      $1,644.7  $1,311.1
                                                  --------  --------

    (1) Fiscal 2006 nine-month results include the operations of DRS Codem Systems, Inc. and WalkAbout Computers, Inc., as a result of acquisitions by the Company on April 15, 2005 and June 27, 2005, respectively.

    (2) Fiscal 2006 nine-month results include a full nine months of operations from Night Vision Equipment Co., Inc., as a result of its acquisition by the Company on December 14, 2004.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             ($ Thousands)

                                            December 31,    March 31,
                                                   2005         2005
                                                   ----         ----
Assets
Cash and Cash Equivalents                     $  259,666  $  306,852
Other Current Assets                             523,654     488,187
                                              ----------  ----------
Total Current Assets                             783,320     795,039
                                              ----------  ----------
Property, Plant and Equipment, Net               145,242     143,264
Goodwill, Intangibles and Other Assets           963,311     948,338
                                              ----------  ----------
Total Assets                                  $1,891,873  $1,886,641
                                              ----------  ----------
Liabilities and Stockholders' Equity
Current Installments of Long-Term Debt        $  135,891  $    2,652
Accounts Payable and Other Current Liabilities   392,290     412,583
                                              ----------  ----------

Total Current Liabilities                        528,181     415,235
                                              ----------  ----------
Long-Term Debt, Excluding Current Installments   561,520     727,611
Other Liabilities                                 64,157      72,367
Stockholders' Equity                             738,015     671,428
                                              ----------  ----------
Total Liabilities and Stockholders' Equity    $1,891,873  $1,886,641
                                              ----------  ----------

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500